Exhibit 10.2

TD HOLDING CORPORATION

2005 NEW MANAGEMENT

DEFERRED COMPENSATION PLAN

ARTICLE I

Introduction & Purpose

The TD Holding Corporation 2005 New Management Deferred Compensation Plan (the “Plan”) is adopted by TD Holding Corporation, a Delaware corporation (the “Company”), effective December 16, 2005 (the “Effective Date”).

The Company previously adopted the TD Holding Corporation 2003 Management Deferred Compensation and Phantom Stock Unit Plan (hereinafter referred to as the “2003 Management Deferred Compensation Plan”) for the benefit of certain Employees (as defined herein) eligible thereunder. The Company subsequently terminated the 2003 Management Deferred Compensation Plan, paying out to participants in such plan all of their vested amounts thereunder and a certain portion of participants’ unvested amounts. With the termination of the 2003 Management Deferred Compensation Plan, Employees who had participated therein lost a means to continue the deferral of their remaining unvested amounts. The Company has adopted this Plan in order to provide Employees with a means of continuing the deferral of this remaining amount.

ARTICLE II

Definitions

Capitalized terms used in the Plan shall have the meaning set forth in this Article II, unless the context clearly indicates otherwise. For those capitalized terms not defined herein, they shall have the same meaning as set forth in the specific plan or agreement referenced with respect to such terms.

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” shall have the meaning ascribed to such term in the Management Stockholders’ Agreement.

(c) “Change of Control” shall mean a change in the ownership or control of the Company effected through a transaction or series of transactions (other than an IPO) whereby any “person” or related “group” of “persons” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, a principal stockholder or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a principal stockholder) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Securities Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means TD Holding Corporation, a Delaware corporation, including any subsidiary or successor thereto.

(f) “Deferred Compensation Account” means a bookkeeping account established and maintained by the Company in the name of each Participant, which shall, as of the Effective Date, include the total amount of each Participant’s Deferred Compensation Benefits.

(g) “Deferred Compensation Benefit” means amounts credited to a Participant’s Deferred Compensation Account or such lesser amount to which the Participant may be entitled under the terms of this Plan.

(h) “Disability” means the Participant’s absence from employment with the Company due to: (i) his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) such medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, and for which the Participant is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

(i) “Effective Date” means the date first referenced in Article I above.

(j) “Employee” means any individual employed by the Company who had previously participated in the Company’s 2003 Management Deferred Compensation Plan.

(k) “Good Reason” shall mean an Employee’s voluntary termination of employment from the Company as a result of any of the following: (i) a material diminution in the Employee’s title, duties, or responsibilities, without the prior written consent of such Employee; (ii) a reduction in the Employee’s aggregate cash compensation (including bonus opportunities), benefits or perquisites, without his or her prior written consent; or (iii) the Company requiring the Employee, without his or her prior written consent, to relocate his or her primary place of employment to a location that is thirty (30) miles from the Employee’s primary work location as of the Effective Date of this Plan.

(l) “IPO” means an underwritten initial public offering of the Company’s Stock pursuant to a registration statement filed with the Securities and Exchange Commission under the terms of the Securities Act.

(m) “Participant” means an Employee for whom a Deferred Compensation Account is established under this Plan.

(n) “Plan” means the TD Holding Corporation 2005 New Management Deferred Compensation Plan.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Stock” means the common stock of the Company, par value $0.01 per share.

(q) “2003 Management Deferred Compensation Plan” shall mean the Company’s 2003 Management Deferred Compensation and Phantom Stock Unit Plan, as amended from time to time.

ARTICLE III

Administration

(a) The Plan shall be administered by the Committee. If no Committee is appointed by the Board, the administration of the Plan shall be exercised by the Board.

(b) Any interpretation or administration of the Plan by the Committee, and all actions and determinations of the Committee, shall be final, binding and conclusive on the Company and all Participants in the Plan, their respective legal representatives, successors and assigns, and all persons claiming under or through any of them. No member of the Board or of the Committee shall incur any liability for any action taken or omitted, or any determination made, in good faith in connection with the Plan.

ARTICLE IV

Eligibility

All Employees are eligible to participate in the Plan, as of the Effective Date, to the extent an Employee has a Deferred Compensation Benefit. Unless otherwise authorized by the Committee, no other Employee of the Company or its subsidiaries will be eligible to participate hereunder. Employees shall continue to participate in the Plan until their entire Deferred Compensation Account is distributed to them in full or the Employees’ rights under the Plan terminate, in each case as provided for under Article VI.

ARTICLE V

Deferred Compensation Benefit

(a) As of the Effective Date, a Participant’s Deferred Compensation Benefit shall be credited to his or her Deferred Compensation Account.

(b) Each Participant’s Deferred Compensation Benefit is determined by the Board and is set forth on Schedule A hereto.

ARTICLE VI

Vesting & Distribution

(a) The full Deferred Compensation Benefit contained in the Deferred Compensation Account shall be distributable upon the earlier of:

(i)	December 31, 2008; and

(ii)	A Change of Control.

(b) In the event (i) of the Participant’s death or Disability, (ii) a Participant terminates employment with the Company for Good Reason, or (iii) a Participant’s employment with the Company is terminated without Cause, the Participant’s Deferred Compensation Benefit distributable to the Participant shall be equal to a percentage multiplied by the Participant’s Deferred Compensation Account, which percentage shall be determined by dividing (x) the total number of days elapsed from (and including) January 1, 2006, to (but excluding) the date of termination, by (y) the total number of days in the period from (and including) January 1, 2006, to (and including) December 31, 2008. Such Participant shall have no further rights under the Plan.

(c) A Participant whose employment is terminated with Cause or who terminates his or her employment without Good Reason shall forfeit his or her entire Deferred Compensation Benefit. Such Participant shall thereafter have no further rights under the Plan.

(d) A Participant’s Deferred Compensation Benefit distributable under the terms of this Article VI shall be paid in one lump sum payment to such Participant no later than two and one-half (2 1/2) months following the end of the calendar year in which the Participant becomes entitled to a distribution of his or her Deferred Compensation Benefit, as provided in this Article VI.

ARTICLE VII

General Provisions

(a) The establishment of the Plan shall not be deemed to confer upon any person any legal right to be employed by, or to be retained in the employ of, the Company, or to give to any Participant or any person any right to receive any payment whatsoever, except as provided under this Plan. All Participants shall remain subject to termination to the same extent as if this Plan never had been adopted.

(b) The payment of the Deferred Compensation Benefit shall be subject to withholding for the payment of any federal, state, local or foreign taxes required to be paid by the Company on account of such payments.

(c) The Plan is intended to constitute an unfunded obligation of the Company. All amounts to be paid pursuant to the Plan shall be paid by the Company from its general assets and a Participant (or his or her heir, devisee or designated beneficiary) shall have only the rights of a general, unsecured creditor against the Company for any amounts payable under the Plan. Neither the establishment of the Plan nor any other action taken in connection with the Plan shall be deemed to create an escrow or trust fund of any kind.

(d) To the maximum extent permitted by law and subject to Section VII(e) below, a Participant’s rights or benefits under this Plan shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void; provided, however, that in the event of a Participant’s death, any such benefit not forfeited upon death shall pass to such Participant’s beneficiaries or estate in accordance with the laws of descent and distribution. Except as prohibited by law, payments or benefits payable to or with respect to a Participant pursuant to this Plan may be reduced by amounts the Participant may owe to the Company, including, without limitation, any amounts owed on account of loans, travel or standing advances, and personal charges on credit cards issued through the Company.

(e) Notwithstanding the foregoing, a Participant’s Deferred Compensation Account shall be subject to division and partition in accordance with the terms of a domestic relations order satisfying the requirements of a “qualified domestic relations order” (“QDRO”), as defined in Code Section 414(p) and related regulations; provided, that (i) a separate benefit shall be recognized and maintained for any spouse or former spouse determined to have an interest in the Plan as a result of a QDRO; and (ii) all costs and expenses incurred by the Company in connection with such QDRO shall be charged against such Participant’s Deferred Compensation Account, as an offset in accordance with the provisions of subsection (c) hereof, prior to effecting any such division or partition.

(f) In addition to any obligations imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of the Company to expressly assume the Plan and agree to perform the obligations hereunder in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(g) The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(h) If the Committee determines that any portion of the notional value of a Participant’s Deferred Compensation Account is taxable to such Participant prior to the time such Participant would otherwise be paid under the Plan, the Company shall either (i) cause to be paid to such Participant an amount equal to the amount necessary for such Participant to meet the related tax obligation, in which event the notional value of such Participant’s Deferred Compensation Account shall be reduced by the amount so paid, or (ii) make such other arrangements with such Participant regarding payment of such tax obligation, and to the extent any amounts are paid to such Participant pursuant to such arrangements, such Participant’s Deferred Compensation Account shall be reduced by the amount so paid.

(i) The Plan is intended to be operated in compliance with the provisions of Code Section 409A (including any rulings or regulations promulgated thereunder). In the event that any provision of the Plan fails to satisfy the provisions of Code Section 409A, then such provision shall be void and shall not apply to a Participant’s Deferred Compensation Benefit, to the extent practicable. In the event that it is determined to not be feasible to so void a Plan provision as it applies to a Participant’s Deferred Compensation Benefit, such Plan provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

(j) The Committee may at any time, amend, alter or terminate the Plan, provided, such amendment, alteration or discontinuation shall not impair the rights of a Participant, which was earned prior to such amendment, alteration, or termination, without the Participant’s consent. Subject to the above provisions, the Committee shall have all necessary authority to amend the Plan, clarify any provision or to take into account changes in any applicable securities laws, tax laws and accounting rules, as well as other developments, which may be required to avoid adverse economic consequences for the Company or the Participant under such rules or laws.